Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

SERVIER EXERCISES OPTION TO CORTEX’S AMPAKINE®

CX1632, AN INNOVATIVE COMPOUND IN CLINICAL

DEVELOPMENT FOR ALZHEIMER’S DISEASE

— CORTEX TO RECEIVE AN ADDITIONAL $2 MILLION —

IRVINE, CA (October 6, 2011) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) has received written notification from Servier of its decision to exercise its option to obtain all the remaining rights to the jointly discovered high impact AMPAKINE® compound, CX1632 (S47445). In connection with the option exercise, Servier will pay Cortex an additional $2,000,000, as well as certain royalties and milestone payments.

Servier, France’s largest privately held pharmaceutical firm, paid Cortex a non-refundable payment of $1,000,000 for the option in June 2011. Since then, Servier has completed a Phase I clinical study with the compound. With the option exercise, Servier will acquire exclusive rights to develop and market CX1632/S47445 on a worldwide basis. However, Cortex retains all rights for its remaining compounds and AMPAKINE technology on a global basis.

“Servier has been an excellent partner and we are pleased with their decision to exercise this option to continue with the clinical development of the high impact AMPAKINE CX1632/S47445,” said Mark Varney, Ph.D., Cortex’s President and CEO. “High impact AMPAKINE molecules such as CX1632/S47445 may well represent a disease-modifying approach to treating memory and cognitive impairments in patients with Alzheimer’s disease and other disorders, given the demonstrated ability of the compounds to stimulate protective growth factors within the brain.”

“We are very pleased to acquire from Cortex the remaining rights for this jointly discovered compound as it will allow us to expand our activities worldwide. S47445 is now in clinical development as a potential “first in class” compound. Such development exemplifies our commitment to finding innovative treatments for patients suffering from

Alzheimer’s disease, and our belief that AMPA modulation is a promising way to improve cognitive disorders in such patients,” said Emmanuel Canet, MD, PhD, Head of Servier R&D.

About Servier

Servier is a privately-run French research-based pharmaceutical company with a 2010 turnover of €3.7 billion. Servier invests 25% of its turnover in R&D. Current therapeutic domains for Servier medicines are cardiovascular, metabolic, neurological, psychiatric and bone and joint diseases as well as oncology. Servier is established in 140 countries worldwide with over 20,000 employees. More information at: www.servier.com

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Additionally, recent studies have shown that the AMPAKINE compounds also impact areas in the brain stem that control breathing. Recent work has focused on the potential treatment of sleep apnea disorders which can have a deleterious impact on numerous disease states including congestive heart failure. Also, respiratory depression caused by opioid analgesics, anesthetic agents and benzodiazepines can be reduced by AMPAKINE compounds. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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